THE HOMELAND ENERGY SOLUTIONS, LLC
2015 ANNUAL CASH BONUS PLAN

1.	Background and Purpose.

1.1.Purpose. The purpose of the Homeland Energy Solutions, LLC 2015 Annual Cash Bonus Plan (the “Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate performance goals.

1.2.Effective Date. The Plan is effective as of January 1, 2015 (the “Effective Date”) and shall remain in effect until it has been terminated pursuant to Section 7.6.

2.Definitions. The following terms shall have the following meanings:

2.1.“Award” means each individual Participant’s Base Salary for the Performance Period multiplied by the Company’s Return on Equity for the Performance Period as the same may be adjusted pursuant to the Plan. Notwithstanding the foregoing, the Award shall be capped at 100% of the Participant’s Base Salary.

2.2.“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company-sponsored plans.

2.3.“Board” means the Board of Directors of the Company, as constituted from time to time.

2.4.“Cause” means:

(a)the Participant’s failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)the Participant’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company;

(c)the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company; or

(d)the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or results in material harm to the Company.

2.5.“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6.“Committee” means the Company’s executive compensation committee as appointed by the Board to administer the Plan.

2.7.“Company” means Homeland Energy Solutions, LLC, an Iowa limited liability company, and any successor thereto.

2.8.“Disability” means unless otherwise defined in an employment agreement between the Participant and the Company, the Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

2.9.“Negative Discretion” means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 5.1(b) of the Plan.

2.10.“Participant” means as to any Performance Period, the Company’s Chief Financial Officer, Commodities Manager and Plant Manager.

2.11.“Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.12.“Plan” means the Homeland Energy Solutions, LLC 2015 Annual Cash Bonus Plan, as hereafter amended from time to time.

2.13.“Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st.

2.14.“Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.15.“Return on Equity” means the product, the numerator of which is the Company’s net income as reported on the Company’s annual audited financial statements for the Performance Period and the denominator of which is the total members’ equity as of the last day of the Performance Period as reported on the Company’s annual audited financial statements.

3.Administration.

3.1.Administration By the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Members of the Committee shall be appointed by the Board.

3.2.Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3.Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4.Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers or certify the amount of the Award pursuant to Section 5.1.

3.5.Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Eligibility and Participation.

4.1.New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award.

4.2.Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

4.3.Terms of Award. The Award shall be calculated on a Participant by Participant basis. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of the Award for a Performance Period in connection with any one or more of the following events:

(a)The Award may be reduced by up to 100% if the Company’s employees who are not Participants do not receive an annual bonus in the Performance Year;

(b)The Award may be reduced by up to 50% if the Company experiences one lost time or worse injury;

(c)The Award may be reduced by up to 100% if the Company experiences two or more lost time or worse injuries;

(d)The Award may be reduced by up to 100%, on a Participant by Participant basis, if the Board determines that a Participant materially violated a material provision of the Company’s employee handbook, including, but not limited to, failure to report injuries by employees or discouraging employees from reporting injuries; or

(e)The Award may be reduced by up to 100% if an individual Participant’s performance of his or her job duties is deficient in any material way as determined by the Board.

5.Payment of Award.

5.1.Determination of Awards; Certification.

(a)Following the completion of each Performance Period, the Committee shall determine Award and notify the Participants in writing of the amount of the Award.

(b)In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate.

5.2.Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 5.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

5.3.Employment Requirement. Except as otherwise provided in Section 6, no Award shall be paid to any Participant who is not actively employed by the Company on the last day of the Performance Period.

5.4.Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

6.Termination of Employment.

6.1.Employment Requirement. Except as otherwise provided in Section 6.2, if a Participant’s employment terminates for any reason prior to the last day of the Performance Period, all of the Participant’s rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-rated Award. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.

6.2.Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period, the Participant or his or her beneficiary will be paid a Pro-rated Award. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

7.General Provisions.

7.1.Compliance With Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

7.2.Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

7.3.No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any Participant.

7.4.No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

7.5.Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

7.6.Amendment or Termination of the Plan. The Board may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards awarded by the Committee pursuant to Section 5.1 prior to such amendment, suspension or termination.

7.7.Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the

Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

7.8.Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Iowa without regard to conflicts of law.

7.9.Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

7.10.Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

7.11.Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

7.12.Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

7.13.Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

7.14.Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.

7.15.Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

7.16.Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company.

7.17.Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

7.18.Clawback. If it is determined by the Board that gross negligence, intentional misconduct or fraud by a Participant caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law, and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of a portion or all of any Award if: (1) the amount of the Award was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement; and (2) the amount of the Award would have been less had the financial statements been correct. The action permitted to be taken by the Board under this Section 7.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.